Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Pinnacle Food Group Limited

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, to be filed on October 19, 2026, of Pinnacle Food Group Ltd. and subsidiaries (the “Company”), of our report dated April 30, 2026 relating to our audits of the consolidated financial statements of the Company as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, which is included in the Company’s Registration Statement on Form 20-F as filed on April 30, 2026.

/s/ ZH CPA, LLC

Denver, Colorado

October 19, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.710 Email: admin@zhcpa.us